Exhibit 10.1
Stoneridge, Inc. ▼ 39675 MacKenzie, Suite 400 ▼ Novi, MI 48377 ▼ 248-489-9300 ▼ 248-489-3970

May 14, 2026

Scott R. Humphrey
VIA email to scottrhumphrey@gmail.com

Dear Scott,

I am pleased to provide you with this offer to join Stoneridge, Inc. as Chief Financial Officer and Treasurer. The attachment to this letter outlines the compensation and benefits for this position. In this role, you will report directly to me, and your home office will be at the Novi, Michigan site. Your role as Chief Financial Officer and Treasurer will be classified as an Officer under Section 16 of the Securities Exchange Act of 1934, which comes with certain rights and responsibilities.

Upon your acceptance of this offer, please sign this letter, initial the pages of the attachment, and return all to Susan Benedict, Chief Human Resources Officer and Assistant General Counsel. Note that this offer of employment does not constitute a contract; your employment is “at will” with no obligation on either you or the Company to continue employment for a determined length of time. The terms of this offer are contingent upon your successful completion of pre-employment screening activities, such information will be provided separately.

Scott, in this role you will have the opportunity to apply your knowledge and expertise to help Stoneridge Inc. continue its success. I am excited about the opportunities at Stoneridge, Inc., and the contribution that you and the rest of the team can make toward our future.

Congratulations and I look forward to you joining our team.

Sincerely,

/s/ Natalia Noblet

Natalia Noblet
President and CEO

I accept this offer for the position of Chief Financial Officer and Treasurer.

/s/ Scott R. Humphrey                            5/14/26_____________
Scott R. Humphrey                            Date

ATTACHMENT

This offer of employment for Scott R. Humphrey to join Stoneridge, Inc. as Chief Financial Officer and Treasurer includes the following:

Base Salary:	$475,000 annually, paid monthly. Reviewed on an annual basis; you will be eligible for a base salary review no later than January 2027. All compensation changes are made at the discretion of the Compensation Committee of the Stoneridge Board of Directors.

Annual Incentive Plan (AIP):	Participation in the AIP at a target of 75% of base salary. You will be eligible to participate in the 2026 AIP, prorated as of your start date, with targeted payout in March 2027. The AIP provides the opportunity to earn up to 200% of target, based on Company and individual performance. You will be provided with information about the 2026 plan metrics on or after your start date. All AIP payouts are made at the discretion of the Compensation Committee of the Stoneridge Board of Directors.

Long-Term Incentive Plan (LTIP):	You will be eligible to participate in the LTIP beginning in 2027, with a target award equivalent to 90% of your base salary. LTIP awards are made at the discretion of the Compensation Committee of the Stoneridge Board of Directors and are typically approved during the first quarter of each calendar year.

2    _______/s/ SRH
        Initial

Special Equity Grant: Deferred Compensation Plan: Relocation: Benefits:

You will be eligible for a one-time Special Equity Grant of time-based Stoneridge Shares equivalent to $300,000, to be granted within one (1) week of your start date and to vest ratably over three (3) years from the grant date.

Participation in the Company’s Deferred Compensation Plan. This plan allows you to defer a portion of your base salary, AIP and/or LTIP awards on an annual basis into a variety of investment vehicles and time horizons.

You will receive a one-time payment of $75,000, grossed up, intended for use for relocation expenses. You will forego the Stoneridge Domestic Relocation Package. This payment is subject to repayment in full should you voluntarily separate from Stoneridge or be terminated for cause within two (2) years of your start date.

You will be eligible to participate in our employee benefit program, which is reviewed annually and may be modified from time to time. Following is a description of the 2026 benefits available to employees:

Medical and dental insurance provided on a cost share basis. Our current medical carrier is Anthem Blue Cross Blue Shield and our current dental carrier is Delta Dental.

Basic term life insurance, provided at two times base salary up to $1,000,000; Basic AD&D coverage, provided at two times base salary up to $1,000,000.

Short-term disability provided at 100% of monthly earnings for 13 weeks and 60% of monthly earnings for the next 13 weeks.

Long-term disability coverage provided at 60% of monthly earnings up to $15,000 per month.

Reimbursement for any out-of-pocket costs not paid through medical insurance claims for an annual executive physical exam.

A selection of voluntary benefits is available as detailed in the 2026 Benefits Guide.

Participation in the Stoneridge, Inc. 401(k) Retirement Plan after meeting eligibility requirements. In 2026, the Company will match 100% of a participant’s deferral up to 3%, and 50% of the next 2% deferral. The plan is subject to the IRS statutory limits.

3    _______/s/ SRH
        Initial

Annual Time Off Benefits:	Twenty-five (25) vacation/personal/sick days annually, no carryover. Thirteen (13) holidays, minimum, the number of which may vary year to year, consistent with local office practice.

Other:
As an Executive of the Company, you will be covered under the Company’s Executive Severance Plan, subject to Compensation Committee approval.

You will receive a standard Change In Control agreement, which includes 24-month base salary and benefits continuation and is subject to a double trigger provision (i.e., change in control and loss of position within 24 months).

You will be subject to the terms of the Executive Officer Share Retention Guidelines, a copy of which will be provided separately.

4    _______/s/ SRH
        Initial